Tenancy Contract

Landlord (hereinafter referred to as Party A):         Ma Rui

Tenant(hereinafter referred to as Party B):             Law Anhou Insurance Agency Co., Ltd.

Party A and Party B have reached an agreement through friendly consultation to conclude and abide by the following contract. Details of this contract are as follows:

I. Location of the premises and Size of the premises

Party A hereby agrees to lease its property whose gross size is 571.97 square meters, located at Building 4F, Hesheng Plaza, No. 26 Yousheng South Road, Jinshui District, Zhengzhou, Henan province in good and tenantable condition to Party B for commercial use.

II Term of Tenancy:

The lease term will be from 1 (month) 1 (day) 2014 (year) to 6 (month) 30 (day) 2014 (year).

III Usage of Tenancy

Party B promises:

The leased property shall only be used for commercial purpose;

The leased property shall not be used for residential or other illegal purposes;

Party B may not assign the tenancy or sublet the leased Property to a third party without Party A’s consent.

IV. Rent and Payment

1. The rent for the leased property is RMB 154,434 Yuan per half year, which rent shall be not be adjusted during the valid period of this contract.

2. The leased property shall be used only after the rent is paid. The rental fee should be paid every calendar three months.

Payment

First payment: RMB 77,217 shall be paid before January 10th, 2014.

Second payment: RMB 77,217 shall be paid before April 10th, 2014.

In case the rental is more than ten working days overdue, Party B will pay 5 percent of monthly rental as overdue fine every day.

3. Henan Futong Property Management Limited Company renders property service to Party B. And the specific contents shall be based on Property Management Service.

4. Ps. The rent is 25,739/ month as agreed by both parties. Party B is responsible for paying the charges in relation to property management, indoor electricity, pooling electricity, pooling water charges on the basis of the amount of such utilities Party B uses. Such charges shall be paid to Henan Futong Property Management Limited Company on the first five days of each month.

V. Equipment deposit and Other charges:

1. During the lease term, Party B shall pay the rent of three months as equipment deposit. The total amount is RMB 77,217. It shall be paid on the signing date of this contract.

2. Party A and Party B agrees that this deposit shall not settle the rent or other charges. When the contract expires, Party A shall return the deposit in full amount within seven days after Party B successfully transacting check-out procedures and settling all the charges.

VI. Party A’s obligations and rights:

1. Party B promises that it is the only valid and legal operator who has the right to lease the usage right of this property.

2. Party A need not to obtain Party B’s agreement when the proprietorship is transferred to the third party by Party A during the lease term. But, a written notice given to Party B is needed and that agreement shall have force effect to Party B and the third party.

3. Party A has investigation right and restriction right of construction noise and construction peculiar smell when Party B exerts house reconstruction.

4. Party A have promised that the property reach to the condition of moving-in within 25 days and that the property reach to the condition of living after Party B delivers the deposit to Party A since the contract is been signed.

5. Party A shall deliver a test report proving that decoration materials are in line with the national standards when Party A delivers property to Party B.

VII Party B’s obligations and rights:

1.	Party B must abide by relevant management regulations and promptly pay all rent consciously during the lease term.

2.	In case Party B is in need of room-decoration and equipment-increasing, it shall gain Party A’s agreement. And the charge fee shall be paid by Party B, itself.

3.	Party B shall render assistance when the management company exerts normal house inspection and maintenance.

4.	Party B shall not stack goods at the public places.

5.	Party B shall not have outer walls and windows for advertisement usages.

6.	Party B must promptly pay the management fee and water and electricity charges.

VIII. Termination Articles of the contract

1.	In case this property is destroyed or partly destroyed because of the force majeure, this contract shall be terminated during the lease term.

2.	In case Party A shall terminates this contract in advance from the signing date of this contract, it shall notify Party B one month in advance and compensate the rent of six months to Party B as liquidated damage.

3.	In case Party B shall terminates this contract in advance from the signing date of this contract, it shall notify Party A one month in advance and compensate the rent of six months to Party A as liquidated damage.

4.	In case Party B have not pay the rent to Party A within five days after the rent expiring, Party A has the right to terminate all the management services and its water, electricity and telephone through management company.

5.	In case Party B have not pay the rent to Party A within ten days after the rent expiring, Party A could unilateral terminate this contract and take back the leased property. And Party B shall compensate the rent of six months to Party A as liquidated damage.

6.	When the contract expires, Party B shall move out all the goods on the contract expiration date. In case the goods of Party B do not move out within three days, Party B shall be viewed as giving up its ownership automatically.

7.	In case the deposit could not be enough to afford the rent and other charges, Party A is entitled to detain all the goods of Party A in this room. And they shall be returned after Party B settles all the debts. Party A shall collect custodian fee RMB 10 yuan per article from Party B at the same time. In case Party B do not transact related procedures in the mansion within 45 days, Party B shall be viewed as giving up its ownership of all the goods automatically.

8.	When the contract expires, this contract is terminated automatically. Provided that a dispute arises from this contract, it shall be settled through consultations. Provided that the mediation fails, it shall be submitted to the arbitration committee of Zhengzhou.

IX. Others.

1.	The lease term shall be calculated since the actually complete transaction date of Party B, the rent term shall be counted as half –month before the fifteenth day of each month. And it shall be counted as a whole month after the fifteenth day of each month (beginning with the sixteenth day of each month).

2.	Party A shall provide a renewal notice upon three months before the expiration of this Agreement. In case Party B renews this agreement, Party B shall sign this contract within one week after the sending date of that renewal notice. And Party B shall be considered firstly Under the same conditions. In case it is overdue, Party B shall be seen as automatically given up.

X. There are two originals of this contract. Each party will hold one original(s).

XI. This contract shall come into force as from signing and stamping date of party A and party B

Party A: Ma Rui	Party B: Law Anhou Insurance Agency Co., Ltd.

Representative:	Representative:

Date: January 10th, 2014	Date: January 10th, 2014